Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 33-45788, 33-48972, 33-55487, 333-87637, 333-81360, 333-107457, 333-122712, 333-128076, 333-159258 and 333-163900 and Form S-4 No. 333-116794) of our reports dated February 22, 2013, with respect to the consolidated financial statements of Tellabs, Inc. and subsidiaries and the effectiveness of internal control over financial reporting of Tellabs, Inc. and subsidiaries included in this Annual Report (Form 10-K) of Tellabs, Inc. for the year ended December 28, 2012.

/s/ Ernst & Young LLP

Chicago, Illinois

February 22, 2013